UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     September 16, 2010

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On September 16, 2010, Response Genetics, Inc. (the “Company”) entered into a settlement agreement (the “Agreement”) with AWM Investment Company (“AWM”), L.S. Advisers, LLC (“LS”), MGP Advisers Limited Partnership (“MGP”), Special Situations Cayman Fund, L.P. (“Cayman”), Special Situations Fund III QP, L.P. (“Fund III”), and Special Situations Life Sciences Fund, L.P. (“Life Sciences” and, together with, AWM, LS, MGP, Cayman and Fund III, “SSF”). Under the terms of the Agreement, SSF agreed, among other things, to terminate its proxy solicitation and to vote for a revised slate of nominees which will include two outside directors previously nominated by SSF.  Pursuant to the terms of the Agreement, the Company will expand the size of its board of directors (the “Board”) to nine effective at the 2010 annual meeting (the “2010 Annual Meeting”) and will nominate Kathleen Danenberg, Kirk K. Calhoun, Gary D. Nusbaum, Michael Serruya, David Smith, Jan Fagerberg, M.D., Ph.D., Michael Metzger, Richard van den Broek and David M. Wurzer for election at the 2010 Annual Meeting.  Messrs. van den Broek and Wurzer (the “SSF Designees”) were previously nominated by SSF for election at the 2010 Annual Meeting.

In the Agreement, the Company agreed to postpone the 2010 Annual Meeting in order to implement the terms of the Agreement and to set a new record date and meeting date for the 2010 Annual Meeting shortly.  In addition, SSF agreed to dismiss with prejudice its action against the Company currently pending in the Delaware Chancery Court.

Under the terms of the Agreement, SSF agreed, among other things, to vote the shares of common stock held or controlled by it in favor of the revised slate of nominees at the 2010 Annual Meeting.  In addition, SSF agreed not to engage in certain specified restricted activities, including, among other things, participating in any solicitation of proxies, seeking to advise or influence other stockholders with respect to the voting of the Company’s common stock or attempting to seek control of or influence the management, Board or policies or affairs of the Company, subject to certain exceptions (the “Standstill Provisions”).  The Standstill Provisions will continue in effect until the completion of the Company’s 2011 annual meeting (the “2011 Annual Meeting”), unless prior thereto the Company provides timely written notice to SSF (a “Determination Notice”) that it does not intend to nominate the SSF Designees (or acceptable replacement nominees) for election as directors at the 2011 Annual Meeting (such period, the “Standstill Period”).  In the event that SSF engages in any restricted activity specified in the Agreement during the Standstill Period, the SSF Designees will be deemed to have resigned immediately from the Board.

Unless the Company provides a timely Determination Notice, the Company will be required to nominate the SSF Designees (or acceptable replacement nominees) for election at the 2011 Annual Meeting and so long as the Company has complied with the obligation to nominate the SSF Designees (or acceptable replacement nominees) SSF will be required to vote the shares of Company common stock it owns or controls in favor of the election of the Company’s director nominees at the 2011 Annual Meeting.

In the event that, during the Standstill Period, any vacancy occurs in a Board seat held by an SSF Designee, SSF has the right to designate a replacement acceptable to the nominating committee of the Board (the “Nominating Committee”), with such acceptance either being in the sole discretion of the Nominating Committee or reasonably acceptable to the Nominating Committee, depending on the circumstances under which the vacancy occurs.  The parties have agreed that Robert J. Majteles and Dr. David Sable would be acceptable replacements.

The Agreement also contains, among other things, provisions regarding the right of the SSF Designees to receive compensation and other arrangements on the same basis as other non-employee members of the Board, providing certain Board observation rights to the SSF Designees in advance of the 2010 Annual Meeting, prohibiting an increase in the size of the Board during the Standstill Period and obligating the Board to consider the Company’s policy on change of control provisions in existing and future employment and compensatory agreements and plans.  In the Agreement the parties also exchanged mutual releases and agreed to certain customary non-disparagement and related covenants.

The summary of the Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 99.1 to this Form 8−K.

On September 17, 2010, the Company issued a press release relating to the Agreement, which is attached as Exhibit 99.2 to this Form 8−K.

Item 9.01. Financial Statements and Exhibits

(d)           The following exhibits are being filed with this report

Exhibit Number            Document Description

99.1 Settlement Agreement by and among Response Genetics, Inc. and AWM Investment Company, L.S. Advisers, LLC, MGP Advisers Limited Partnership, Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P., and Special Situations Life Sciences Fund, L.P., dated September 16, 2010.

99.2 Press Release of Response Genetics, Inc. dated September 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Dated: September 21, 2010	By:	/s/ Denise McNairn
	Name:	Denise McNairn
	Title:	Vice President, General Counsel & Secretary